CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Prospectus Supplement of Residential Asset Securities Corporation pertaining to the Home Equity Mortgage Asset-Backed Pass-Through Certificates, Series 2000-KS4, Home Equity Mortgage
Asset-Backed Pass-Through Certificates, Series 2000-KS5, and Home Equity Mortgage Asset-Backed Pass-Through Certificates, Series 2001-KS1 of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company included in this Annual Report (Form 10-K No.
333-100848) of Residential Asset Securities Corporation for the year ended December 31, 2003.


                                            /s/  Ernst & Young LLP

New York, NY
March 29, 2004